UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. ___)

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Multimedia Games, Inc.

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Multimedia Games, Inc.

206 Wild Basin Rd, Bldg B, Suite 400

Austin, Texas 78746

(512) 334-7500

September 21, 2006

DEAR FELLOW MULTIMEDIA GAMES SHAREHOLDERS:

On September 14, 2006, a hedge fund called Liberation Investments, L.P. and various related entities, including Emanuel R. Pearlman, the Chief Executive Officer and majority member of Liberation Investments, L.P.’s general partner, filed amended preliminary solicitation materials with the Securities and Exchange Commission. In the proposed solicitation, Liberation Investments indicates that it intends to ask some of our shareholders to help Liberation Investments call a special shareholder meeting.

If such a meeting is held, Liberation Investments plans to ask our shareholders to vote on a series of proposals designed to give Liberation Investments, which holds approximately 8.4% of our outstanding voting shares, majority control of our Board of Directors by electing three members which Liberation Investments says would have “significant capital markets expertise.” Liberation Investments’ filings with the Securities and Exchange Commission indicate that Liberation Investments intends to name these prospective candidates in the future, and the filings also suggest limiting the size of Multimedia’s Board of Directors to five members. In addition, certain other proposals noted in the preliminary solicitation materials would alter our existing processes for appointing and electing directors.

Liberation Investments has been an investor in Multimedia – both as a buyer and seller of our shares–since at least February 2005. While we do not always agree with Mr. Pearlman’s recommendations regarding Multimedia’s strategic options and operating decisions, we have at all times respected the right of Liberation Investments, and all of our shareholders, to share their views about the company with us.

At the same time, we also understand that it is ultimately our responsibility to consider all relevant views and to develop our collective judgment as to what is in the best interest of all shareholders. We are committed to fulfilling that responsibility.

In this regard, we believe it is imperative that Multimedia continue its pursuit of the enhancement of shareholder value through technology development and revenue and market diversification. This plan, initiated four years ago as we anticipated changing regulation and rising competition in our primary market, has led to the development of a number of new products and the introduction of our technology into emerging markets.

The following recent developments reflect the potential success of Multimedia’s strategies:

•	We believe we are improving our competitive position in Oklahoma through our strategy of acquiring and placing instant bingo games manufactured by a leading Class III provider. We are pursuing additional relationships with other leading Class III vendors to expand these offerings;

•	In March Multimedia announced an agreement whereby we will provide traditional and electronic bingo gaming, technical assistance, and related services for a customer in Mexico that has a permit to open 65 facilities throughout the country to operate bingo and sports books. Four facilities, with a total of approximately 600 player terminals, have opened since April and at least six additional facilities are expected to open by May 2007. This bingo system is currently being marketed in other domestic and international jurisdictions;

•	In the New York Lottery market, where Multimedia provides the central determinant system for video lottery terminals at racetracks, we believe the recent expansions and planned opening of new facilities will meaningfully add to the total installed base of video lottery devices which is expected to result in significant revenue improvements from this offering;

•	We believe we are developing a reputation as the leading provider of technology dependent networked gaming systems. We have successfully deployed two systems for the delivery of electronic instant scratch tickets for electronic delivery at retail establishments, and are actively competing for other domestic and international opportunities for both the electronic bingo and lottery markets.

To support ongoing growth and the adoption of our technology and products, the Company recently added several sales executives to target specific markets and we expect to further expand our sales team to ensure that we are addressing the most relevant markets for our products. We’ve also undertaken a search, and retained a nationally prominent executive search firm to assist the Company’s Board of Directors and senior management, in identifying a Chief Financial Officer who can bring to Multimedia a successful track record in finance, strategic and financial planning, Securities and Exchange Commission reporting and compliance knowledge, and communication skills that support our financial community relationships.

Multimedia’s Board of Directors also believes it is both appropriate and desirable for the Board of Directors to continue its exploration and analysis of various strategic alternatives potentially available to the Company. Towards this end, and prior to Liberation Investments’ initial August 29th filing of preliminary solicitation materials with the Securities and Exchange Commission, we retained Bear, Stearns & Co., a leading investment bank with extensive gaming industry experience. This process is active and ongoing and will enable our Board of Directors to review a range of alternatives that may enhance shareholder value and to make a fully informed and thoughtful decision about Multimedia’s direction.

We believe we have a strong Board of Directors with a diverse range of experience in technology development, finance and accounting, gaming and entertainment. With the exception of our CEO, each member of the Board of Directors and all members of every committee of the Board of Directors are considered independent according to the rules and definitions of the Nasdaq Stock Market. To help us meet the future challenges facing the Company, our Board of Directors is committed to identifying suitable independent candidates with relevant expertise to add as directors. We welcome shareholders’ suggestions to our Nominating and Governance Committee, and such suggestions may be relayed to the committee through correspondence addressed to our corporate secretary at the Company’s principal offices in Austin, Texas.

Finally, we value most highly the views of our shareholders and we strongly support our shareholders’ right, in compliance with applicable law, to meet to consider Multimedia’s performance and future direction. Our board and management do not believe it would be a productive use of Multimedia’s resources to oppose calling the special meeting. If such a meeting is called, we look forward to engaging our shareholders in a candid and realistic discussion of the opportunities and challenges confronting Multimedia. We will discuss our record of building shareholder value and our plans for the future creation of shareholder gains.

On behalf of our entire Board of Directors and management team, we thank you for your interest and support, and we look forward to communicating with you further.

Very truly yours,

MICHAEL J. MAPLES, SR. Chairman of the Board of Directors	CLIFTON E. LIND President and Chief Executive Officer

Cautionary Language Regarding Forward-Looking Statements

This letter contains forward-looking statements based on Multimedia’s current expectations. The words “expect,” “planned,” “believe,” “will,” “would” and similar words and phrases as they relate to Multimedia are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Multimedia and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to: (i) the risk that Multimedia’s projected operating results, and as a result, Multimedia’s financial condition, may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures, the failure of new customers to place Multimedia’s games and terminals into operation, removal of Multimedia’s terminals and systems from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than anticipated in making projections; (ii) the risk that the charity, sweepstakes or lottery markets do not grow as anticipated, or that Multimedia’s business may not develop as anticipated therein; (iii) the risks resulting from the difficulty of continually evolving in existing markets, and successfully and cost-effectively entering new markets, particularly international markets in which Multimedia has not previously operated; (iv) the risk associated with the difficulty of continually developing and introducing to new and existing markets new and enhanced game content and systems that will be widely accepted both by customers and end users; (v) the risk of continuing legal and state and regulatory activities, and future enforcement actions related thereto; (vi) the risks that Multimedia continues to sustain a decline in units placed in operation in Oklahoma or a continued decline in the hold per day of such units; (vii) the risks of continued competitive pressure on Multimedia’s business model and pricing, and on its ability to introduce and maintain games in existing and new markets; (viii) the risks associated with the difficulty of installing and maintaining an increasing number of terminals and systems at an existing or new facility; and (ix) the risks associated with growth generally and the resultant pressures organizationally. In addition, the effort of Liberation Investments to replace a majority of Multimedia’s Board of Directors may pose additional uncertainties as to the future direction of Multimedia’s business. Other important risks and uncertainties that may affect the Company’s business are detailed from time to time in the “Certain Risks” and “Risk Factors” sections and elsewhere in Multimedia’s filings with the Securities and Exchange Commission. Multimedia disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL IMPORTANT INFORMATION

Information regarding persons who may be deemed to be participants in the solicitation of proxies on behalf of Multimedia in connection with the special meeting of shareholders, if called, has been filed by Multimedia with the Securities and Exchange Commission on Schedule 14A.

Multimedia will file a proxy statement in the event Liberation Investments and its affiliates succeed in calling a special shareholder meeting. Multimedia shareholders are strongly advised to read the proxy statement, the accompanying proxy card and other relevant documents Multimedia files with the Securities and Exchange Commission when the documents become available because the documents will contain important information.

Shareholders will be able to obtain the proxy statement and other relevant documents free of charge at the internet website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting Multimedia at 206 Wild Basin Rd, Bldg B, Suite 400, Austin, Texas 78746, Attention: Investor Relations, Telephone: (512) 334-7500. In addition, copies of the documents may be requested by contacting Multimedia’s proxy solicitor, Mackenzie Partners, Inc., at (800) 322-2885 or by email at proxy@mackenziepartners.com.

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